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                                                                    EXHIBIT 11.1
                                                                    ------------


                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  1994    1995    1996
                                                                                 ------  ------  -------
PRIMARY
Computation of ordinary and ordinary
 equivalent shares outstanding:
     Weighted average shares outstanding                                          5,813   7,418    8,736
     Dilutive equivalent shares issuable upon exercise of options                   569   1,022    1,092
     Equivalent shares attributable to redeemable convertible preferred shares      982     265
     Incremental shares per applicable Staff Accounting Bulletins                    36      37       37
                                                                                 ------  ------  -------
Total weighted average ordinary and ordinary equivalent shares outstanding        7,400   8,742    9,865
                                                                                 ======  ======  =======

Net Income                                                                       $1,583  $5,574  $12,573
                                                                                 ======  ======  =======

Net Income per share                                                             $ 0.21  $ 0.64  $  1.27
                                                                                 ======  ======  =======
FULLY DILUTED

Computation of ordinary and ordinary equivalent shares outstanding:
     Weighted average shares outstanding:                                         5,813   7,418    8,735
     Dilutive equivalent shares issuable upon exercise of options                   611   1,043    1,193
     Equivalent shares attributable to redeemable convertible preferred shares      982     265        -
     Incremental shares per applicable Staff Accounting Bulletins                    36      37       37
                                                                                 ------  ------  -------
Total weighted average ordinary and ordinary equivalent shares outstanding        7,442   8,763    9,965
                                                                                 ======  ======  =======

Net Income                                                                       $1,583  $5,574  $12,573
                                                                                 ======  ======  =======

Net Income per share                                                             $0.21   $0.64   $  1.26
                                                                                 ======  ======  =======
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Fully diluted net income  per share is not presented on the face of the
Consolidated Statements of Operations since it is not materially different from primary net income per share.